UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018 (August 8, 2018)

FRONT YARD RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 8, 2018, Front Yard Residential Corporation (the “Company”) acquired all of the equity interests of HavenBrook Partners, LLC, a Delaware limited liability company (“HavenBrook”), and three real estate investment trusts owned by Rental Home Associates LLC, a Delaware limited liability company (“RHA”), for an aggregate purchase price of $485.0 million. HavenBrook is a property management company, and the assets of the entities acquired from RHA include 3,236 single-family rental properties (the “RHA Acquired Properties”). The acquisition increases the size of the Company’s single-family rental portfolio to approximately 15,000 properties and enhances the Company’s presence in existing strategic target markets, including Alabama, Florida, Georgia and Minnesota. HavenBrook provides the Company with an internal property management service company that will initially manage the RHA Acquired Properties and, following a short transition period, will also manage the rental properties currently managed by Altisource S.à r.l., one of the Company’s external property managers. In connection with this acquisition, the Company amended the Master Services Agreement (the “MSA”), dated December 21, 2012, with Altisource S.à r.l. as further described below.

In conjunction with the acquisition of HavenBrook and the new rental properties, Berkadia Commercial Mortgage LLC provided a $508.7 million interest only, 10-year loan with a fixed rate of 4.65% (the “Loan”) through the Federal Home Loan Mortgage Corporation’s (“Freddie Mac”) affordable single-family rental pilot program. This financing includes 2,798 of the newly acquired properties as well as 2,015 additional properties already owned by the Company and previously financed on its existing warehouse facilities. Approximately 78% of the homes financed pursuant to the Loan have rents that are considered affordable for families earning at or below 80% of the area median income (“AMI”). Moreover, approximately 93% of the homes are affordable for families earning at or below 100% of AMI.

In connection with the acquisition of HavenBrook and the RHA entities and the amendment to the MSA, subsidiaries of the Company entered into several agreements, which are described in more detail in this Item 1.01 and Item 2.03 below.

Purchase Agreement

On August 8, 2018, FYR SFR Purchaser, LLC, a newly formed Delaware limited liability company and indirect, wholly-owned subsidiary of the Company (the “Purchaser”), acquired the equity interests of HavenBrook and three Delaware corporations, RHA 1 Inc. (“RHA 1”), RHA 2 Inc. (“RHA 2”), and RHA 3 Inc. (“RHA 3” and, together with RHA 1 and RHA 2, the “RHA Companies”), through its entry into a Purchase Agreement (the “Purchase Agreement”) with RHA, each of the unitholders of HavenBrook identified therein (the “HB Sellers” and, together with RHA, the “Sellers”), the RHA Companies and HavenBrook.

Pursuant to the Purchase Agreement, the Purchaser acquired from Sellers 100% of the equity interests of each of HavenBrook and the RHA Companies (the “Equity Interests”), which owned the RHA Acquired Properties at closing. Following the consummation of the transaction, HavenBrook and the RHA Companies became indirect, wholly-owned subsidiaries of the Company.

As consideration for the Equity Interests, the Purchaser paid to Sellers collectively $485.0 million, which is subject to certain purchase price adjustments in accordance with the Purchase Agreement. The purchase price was partially funded with the proceeds from the FYR SFR Loan Agreement (as defined and described more fully in Item 2.03 below).

The foregoing descriptions of the Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Purchase Agreement has been included as an exhibit hereto to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about HavenBrook, the RHA Companies, the Purchaser, the Sellers or the Company. The representations, warranties, covenants and agreements contained in the Purchase Agreement were made only for the purposes of such agreement and were made as of specified dates. These representations, warranties, covenants and agreements were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of HavenBrook, the RHA Companies, the Purchaser, the Sellers or the Company. Moreover, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in disclosure schedules that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts concerning HavenBrook, the RHA Companies, the Purchaser, the Sellers or the Company. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Amendment to the MSA between the Company and Altisource S.à r.l.

In connection with the acquisition of the Equity Interests pursuant to the Purchase Agreement, on August 8, 2018, the Company and Altisource S.à r.l. entered into an amendment to the MSA (the “MSA Amendment Agreement”). Pursuant to the MSA, Altisource S.à r.l. had been the exclusive provider of leasing and property management services to the Company and each of its subsidiaries. Under the terms of the MSA Amendment Agreement, the Company will acquire certain property management resources owned by Altisource S.à r.l. The exclusivity provisions with respect to the renovation and property management provisions have been terminated in order to allow the Company to complete the acquisition of HavenBrook, internally manage the RHA Acquired Properties and internalize the property management function related to the rental properties managed by Altisource S.à r.l. over a transition period ending December 31, 2018 (the “Transition Period”). Following the Transition Period, the MSA will be terminated in its entirety in respect of the renovation, leasing and property management services set forth in the MSA. Subject to certain conditions, the title insurance services statement of work under the MSA will remain in place until the fourth anniversary of the MSA Amendment Agreement. In addition, Altisource S.à r.l. will continue to provide certain services, including property preservation, maintenance, valuation, and sale brokerage services, with respect to approximately 300 remaining non-rental legacy assets of the Company until such properties are sold. The MSA Amendment Agreement also contains a lock-up agreement under which, subject to certain limited exceptions, Altisource S.à r.l. will be restricted from selling its shares in Front Yard until December 31, 2018, and thereafter sales would be limited under a quarterly share dispositions schedule.

In exchange for the property management resources to be acquired and the above-described amendments, including the termination of the exclusivity provision of the MSA, the Company has agreed to pay an aggregate of (x) $15.0 million upon the signing of the MSA Amendment Agreement and (y) $3.0 million, which will be paid on the earlier to occur of (i) a change of control of the Company or (ii) August 8, 2023.

The foregoing description of the MSA Amendment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the MSA Amendment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

FYR SFR Loan Agreement

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 regarding the Purchase Agreement is incorporated by reference into this Item 2.01.

Item 2.02 Results of Operations and Financial Condition

On August 9, 2018, the Company issued a press release announcing the acquisition of HavenBrook and the RHA entities, the Loan and its financial results for the quarter ended June 30, 2018. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 2.02, including the information in Exhibit 99.1, is furnished solely pursuant to Item 2.02 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. It may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or Securities Act of 1933 if such subsequent filing specifically references this Item 2.02 of this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On August 8, 2018, FYR SFR Borrower, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company (the “Borrower”), entered into the Loan Agreement (the “FYR SFR Loan Agreement”) with Berkadia Commercial Mortgage LLC, a Delaware limited liability company, as lender (the “Lender”). Pursuant to the FYR SFR Loan Agreement, Borrower borrowed $508.7 million from the Lender secured by first priority mortgages on certain properties owned by the RHA Companies and certain other properties already owned by the Company or its affiliates and previously financed on the Company’s warehouse facilities with other lenders (together, the “Collateral Properties”). The Loan was originated through the Freddie Mac affordable single-family rental program and will be purchased by Freddie Mac. The Loan is interest only, has a fixed interest rate of 4.65% and a ten-year term, with an ultimate maturity date of September 1, 2028.

The FYR SFR Loan Agreement requires that Borrower comply with various affirmative and negative covenants that are customary for loans of this type, including limitations on indebtedness Borrower can incur, limitations on sales and dispositions of the Collateral Properties and various restrictions on the use of cash generated by the operations of the Collateral Properties while the Loan is outstanding.

A portion of the proceeds from the Loan were utilized to pay down parts of the Company’s financing arrangements under the Company’s existing warehouse facilities. An aggregate of 2,015 single-family rental properties that were previously collateral under the Company's warehouse facilities were released from such facilities and now are financed under the FYR SFR Loan Agreement. In addition, 438 of the RHA Acquired Properties were not financed under the FYR SFR Loan Agreement and are financed under one of the Company's warehouse facilities.

The foregoing description of the FYR SFR Loan Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the FYR SFR Loan Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.

The financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1
Purchase Agreement, dated August 8, 2018, by and among FYR SFR Purchaser, LLC, RHA 1 Inc., RHA 2 Inc., RHA 3 Inc., HavenBrook Partners, LLC, Rental Home Associates LLC and each of the unitholders of HavenBrook identified therein. *

10.1	Amendment Agreement, dated August 8, 2018, by and between Front Yard Residential, L.P. and Altisource S.à r.l. †
10.2	Loan Agreement, dated August 8, 2018, by and between FYR SFR Borrower, LLC, as Borrower, and Berkadia Commercial Mortgage LLC, as Lender.
99.1	Press Release of Front Yard Residential Corporation dated August 9, 2018.

*
Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any of the omitted schedules or exhibits upon request by the United States Securities and Exchange Commission, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedules or exhibits so furnished.

†	Portions of this exhibit have been redacted pursuant to a request for confidential treatment. The non-public information has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Front Yard Residential Corporation
August 9, 2018	By:	/s/ Robin N. Lowe
Robin N. Lowe Chief Financial Officer